PROSPECTUS and	PRICING SUPPLEMENT NO. 7
PROSPECTUS SUPPLEMENT, each	Dated March 1, 2021
Dated April 6, 2020	Registration Statement No. 333-237579
Filed Pursuant to Rule 424(b)(2)

U.S. $18,500,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES H

Due 9 Months or More from Date of Issue

$800,000,000 0.450% Fixed Rate Senior Notes Due January 17, 2024

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422EVN6 / US24422EVN65

Date of Issue:	March 4, 2021

Maturity Date:	January 17, 2024

Principal Amount:	$800,000,000

Price to Public:	99.929% plus accrued interest, if any, from March 4, 2021

Interest Payment Dates:	Semi-annually on January 17 and July 17, commencing on July 17, 2021 (short first coupon) and ending on the maturity date

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	0.450% per annum

Redemption Provisions:	None

Plan of Distribution:

Name	Principal Amount Of Notes
Deutsche Bank Securities Inc.	$170,000,000
Goldman Sachs & Co. LLC	$170,000,000
MUFG Securities Americas Inc.	$170,000,000
RBC Capital Markets, LLC	$170,000,000
BNP Paribas Securities Corp.	$24,000,000
Commerz Markets LLC	$24,000,000
Loop Capital Markets LLC	$24,000,000
Samuel A. Ramirez & Company, Inc.	$24,000,000
Santander Investment Securities Inc.	$24,000,000
Total	$800,000,000
The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.779% plus accrued interest, if any, from March 4, 2021.